Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Arch Coal, Inc. Deferred Compensation Plan of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Arch Coal, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Arch Coal, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arch Coal, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
St. Louis, Missouri
November 15, 2007